UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2009

LEAPFROG ENTERPRISES, INC. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-31396 (Commission File Number)	95-4652013 (IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California (Address of principal executive offices)	94608-1071 (Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Steven B. Fink and Ralph R. Smith notified us on March 16, 2009 and March 17, 2009, respectively that, effective March 17, 2009, they each resigned from our board of directors.  Mollusk Holdings, LLC, which owns shares of our Class B common stock representing a majority of the combined voting power of all outstanding shares, proposed that Philip B. Simon and Paul T. Marinelli be nominated to our board.  In light of the resignations by Mr. Fink and Mr. Smith and the proposal by Mollusk Holdings, LLC, the board appointed Philip B. Simon and Paul T. Marinelli as directors on March 17, 2009.  In addition to serving as a director, Mr. Fink had served as the Chairman of the board and as a member of our compensation committee and nominating and corporate governance committee and Mr. Smith had served as the Chairman of our nominating and corporate governance committee.

In connection with these resignations and appointments, Jeffrey G. Katz, our Chief Executive Officer and President, was appointed as Chairman of the board.  In addition, Mr. Simon was named to our compensation committee and Mr. Marinelli was named to our nominating and corporate governance committee.  Caden Wang, one of our continuing directors and already a member of the nominating and corporate governance committee and audit committee, was appointed to the compensation committee and as the new Chairman of the nominating and corporate governance committee.

Messrs. Simon and Marinelli are President and Vice President, respectively, of Lawrence Investments, LLC, an entity controlled by Lawrence J. Ellison and that controls Mollusk Holdings, LLC.  Mollusk Holdings, LLC owns shares of our Class B common stock representing a majority of the combined voting power of all outstanding shares.  Mr. Simon is also a director and officer of Pillar Data Systems, Inc., an entity in which Lawrence J. Ellison is a majority stockholder and that billed us for approximately $400,000 in equipment fees in 2008.  Mr. Simon’s compensation arrangements with Lawrence Investments, LLC include an interest in any profits resulting from Mr. Ellison’s investment in Pillar Data Systems, Inc.

We will provide Messrs. Simon and Marinelli our standard compensation for non-employee directors.  Each of our non-employee directors receives a cash meeting fee of $1,500 for each board of directors and committee meeting attended, even if the meetings occurred on the same day.  In addition to this meeting fee, Messrs. Simon and Marinelli will receive an annualized retainer of $30,000.  In addition, the new directors will be entitled to enter into our standard indemnification agreement.  We filed our indemnification agreement form as Exhibit 10.01 to our Form 10-Q filed with the SEC on May 4, 2007.  The indemnity agreements give directors additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and provide additional procedural protections.  The new directors will also receive an initial grant of an option to purchase 30,000 shares of our Class A common stock and an annual grant on July 1 of each year (or the next business day if that date is a legal holiday or falls on a weekend day) of an option to purchase 15,000 shares of our Class A common stock, each under our 2002 Non-Employee Directors’ Stock Award Plan, or the Director Plan.  The annual grant for 2009 will be prorated for each month that the director did not serve on the board during the 12-month period from the prior annual grant date.  The board or a committee of the board has the discretion to provide that initial and annual grants under the Director Plan will be made in the form of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or performance stock awards.  If any of the annual grants are made in the form of stock awards other than options, the board or a committee of the board has the authority to determine the number of shares subject to such stock awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)
Date: March 19, 2009	By: /s/ William B. Chiasson William B. Chiasson Chief Financial Officer